Exhibit 16.1

August 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Alimera Sciences, Inc.’s Form 8-K dated August 28, 2012, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the other paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP